UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2011

China 3C Group
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-28767 (Commission File Number)	88-0403070 (IRS Employer Identification No.)

368 HuShu Nan Road
HangZhou City, Zhejiang Province, China

(Address of Principal Executive Offices) (Zip Code)

086-0571-88381700

(Registrant’s telephone number, including area code)

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2011, China 3C Group (the “Company”), received notification from Jian Zhang that  he was resigning  from his position as Chief Financial Officer of the Company, effective immediately, for personal reasons. There were no disagreements between Jian Zhang and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in his resignation.

Effective as of June 21, 2011, the Board of Directors of the Company appointed Weiping Wang as Chief Financial Officer of the Company until the earlier of his resignation or removal.

Mr. Weiping Wang joined the Company in January 2010 and served as Assistant General Manager of Zhejiang Yongxin Technology Limited since then. Before joining the Company, Mr. Wang served as Deputy General Manager in Shaanxi Aokai Food Co., Ltd, a food producer with over 300 employees from 2005 to 2009, where his responsibilities included overseeing customer relations and supporting the General Manager with management of day-to-day operations. In 2004, Mr. Wang worked as a sales manager for Jinhua Aokai Trade Co. Ltd. From 1986 until 2003, Mr. Wang worked as a regional sales manager for Zhejiang Mifeng Group Co., Ltd, one of the “Top 100 Food Producers” in China. Mr. Wang received his Bachelor’s Degree in Business Administration from Zhejiang University, China.

There are no arrangements or understandings between Mr. Wang and any other person pursuant to which Mr. Wang was selected as an officer. There are no family relationships between any director or executive officer and Mr. Wang. There have been no transactions to which the Company was or is to be a party in which Mr. Wang had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA 3C GROUP

By:	/s/ Zhenggang Wang
Name:	Zhenggang Wang
Title:	Chief Executive Officer

Dated: June 22, 2011